Exhibit 10.27
RESTRICTED STOCK UNIT AGREEMENT
WEST PHARMACEUTICAL SERVICES, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN
(AMENDED AND RESTATED EFFECTIVE MAY 6, 2025)
West Pharmaceutical Services, Inc. (the “Company”), pursuant to its 2016 Omnibus Incentive Compensation Plan (Amended and Restated Effective May 6, 2025) (the “Plan”), hereby grants to the Participant set forth below the number of restricted stock units set forth below, subject to the vesting and other terms and conditions set forth herein (the “Restricted Stock Units” or the “Award”). The Restricted Stock Units are subject to all of the terms and conditions in the Plan and in this Restricted Stock Unit Agreement (including its Appendices, including but not limited to the Country-Specific Provisions for Non-U.S. Participants set forth in Appendix A hereto (“Appendix A”)), all of which are incorporated herein in their entirety. The Restricted Stock Unit Agreement and its Appendices are referred to collectively as the “Agreement.”

Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Number of Restricted Stock Units:	#QuantityGranted#
Vesting Schedule:
Subject to the terms and conditions of the Plan and the Agreement, the Restricted Stock Units shall vest according to the vesting schedule set forth in Appendix C hereto; provided that, the Participant has provided continuous active employment or service to the Company or a subsidiary or affiliate from the Grant Date through each applicable vesting date (or such later date as may result from suspended vesting as provided below). Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by applicable laws, provided that vesting shall cease if and when the leave of absence is no longer guaranteed by applicable laws. The Company may suspend vesting of the Restricted Stock Units during any unpaid personal leave of absence, except as otherwise required by applicable laws, in a manner that does not result in adverse tax consequences under Section 409A of the Code to the extent the Participant is subject to U.S. taxation.

PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THE AGREEMENT. TO THE EXTENT ANY CAPITALIZED TERMS USED IN THE TERMS AND CONDITIONS ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.
BY MY ELECTRONIC ELECTION TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD OF RESTRICTED STOCK UNITS (WHICH SERVES AS MY ELECTRONIC SIGNATURE OF THE AGREEMENT), I AGREE THAT MY PARTICIPATION IN THE PLAN IS GOVERNED BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT (INCLUDING ITS TERMS AND CONDITIONS AND THE APPENDIX A, IF ANY, FOR MY COUNTRY OF RESIDENCE OR EMPLOYMENT, IF DIFFERENT).
BY MY ELECTRONIC ELECTION TO ACCEPT THIS AWARD, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THE RESTRICTIVE COVENANTS CONTAINED IN SECTION 7 OF THIS AGREEMENT. I ACKNOWLEDGE THAT THE RESTRICTIVE COVENANTS CONTAINED IN THIS AGREEMENT ARE REASONABLE AND NECESSARY TO PROTECT THE LEGITIMATE BUSINESS INTERESTS OF THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES.
IF I FAIL TO ACCEPT THE TERMS AND CONDITIONS OF THIS AWARD WITHIN NINETY (90) DAYS OF THE DATE THAT THIS AWARD IS MADE AVAILABLE TO ME ON THE THIRD PARTY ADMINISTRATOR WEBSITE, THE COMPANY MAY DETERMINE THAT THIS AWARD HAS BEEN FORFEITED AND MAY CANCEL THIS AWARD.

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AGREEMENT
1.Award. Each Restricted Stock Unit represents the unsecured right to receive one share of Common Stock of the Company (“Share”), subject to certain restrictions and subject to the terms and conditions contained in this Agreement and the Plan. The Company hereby grants to the Participant under the Plan as a separate incentive and not in lieu of any salary or other compensation for his or her services, an Award of Restricted Stock Units as of the Grant Date specified above, subject to all of the terms and conditions in the Agreement and the Plan. For purposes of this Agreement, if the Participant is not employed by the Company, “Employer” means the subsidiary or affiliate that employs the Participant.
2.Settlement; Issuance of Shares. No Shares shall be issued to the Participant prior to the date on which the Restricted Stock Units vest. After any Restricted Stock Units vest pursuant to the vesting schedule set forth in Appendix C, or, if earlier, pursuant to Section 4 below, the Company shall promptly cause to be issued in book-entry form within 30 days of such vesting (provided that any Restricted Stock Units that could qualify for the short-term deferral exception under Section 409A of the Code shall be settled no later than the expiration of the short-term deferral period after they cease to be subject to a substantial risk of forfeiture), registered in the Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Shares in payment of such vested Restricted Stock Units.
Notwithstanding the foregoing, the Company may delay any settlement under this Agreement that the Company reasonably determines would violate any applicable law or an applicable provision of the Plan until the earliest date on which the Company reasonably determines that the making of the settlement will not cause such a violation (in accordance with U.S. Treasury Regulation Section 1.409A-2(b)(7)(ii)).
3.Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of vested Restricted Stock Units, the Participant will accrue dividend equivalents on the Restricted Stock Units equal to any cash dividend or cash distribution that would have been paid on the Restricted Stock Unit had that Restricted Stock Unit been an issued and outstanding Share on the record date for the dividend or distribution. Such accrued dividend equivalents (a) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Unit to which they relate (and will be payable with respect to any Shares that are issued or that are withheld in order to satisfy Participant’s Tax-Related Items) and (b) will be delivered in the form of Shares in accordance with the vesting and payment schedules applicable to the underlying Restricted Stock Unit. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes. Upon the forfeiture of the Restricted Stock Units, any accrued dividend equivalents attributable to such Restricted Stock Units will also be forfeited. On such date that Shares are issued in settlement of vested Restricted Stock Units, any dividend equivalents payable with respect to fractional Shares shall be paid in the form of fractional Shares.

4.Termination of Employment or Service; Disability.
(a)Forfeiture of Unvested Restricted Stock Units. Upon Termination of Service, Other than Death, Disability, Qualifying or Early Retirement. In the event that Participant’s employment by or service to the Company or the Employer is terminated (“Termination of Service”) for any reason other than death, Qualifying or Early Retirement (as defined below) and provided that the Participant has not experienced a Disability as of the Termination of Service, then any unvested Restricted Stock Units shall be forfeited immediately upon such termination date, subject to Section 17 of the Plan.
For purposes of this Award, the Participant’s employment or service with the Company or the Employer will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer or any subsidiary or affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant is employed or otherwise providing services or the terms of the Participant’s employment or other service agreement, if any). Unless the Company determines otherwise (and subject to Section 409A of the Code), the date of Termination of Service for purposes of this Award will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or otherwise providing services or the terms of the Participant’s employment or other service agreement, if any). The Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
(b)Termination of Employment or Service Due to Death; Disability. In the event of a Termination of Service due to death or in the event of the Participant’s Disability, any unvested Restricted Stock Unit as of the date of the Participant’s death or Disability will immediately vest. For the avoidance of doubt, in the event the Participant experiences death or Disability after a Qualifying or Early Retirement, this Section 4(b) shall not apply, and the applicable provisions of Section 4(c) below shall control.
(c)Termination of Employment or Service Due to Qualifying or Early Retirement.
(i)In the event of a Qualifying Retirement on or after October 1st of this year, the unvested Restricted Stock Units in this Award will continue to vest as if the Participant remained actively employed by the Company, the Employer or any subsidiary or affiliate. For purposes of the foregoing, to be a “Qualifying Retirement”, the following criteria must be met at the time of Termination of Service:
•The Participant has reached age 57;
•The Participant has rendered 10 years of service to the Company and its subsidiary or affiliates; and

•The Termination of Service must not be due to “Cause” as defined in the Plan and not due to death, and the Participant may not have experienced a Disability as of the Termination of Service.
If the Company determines after Termination of Service that circumstances that would have constituted Cause exist (or existed), vesting shall immediately cease and all outstanding Awards shall be forfeited. To the maximum extent permitted by applicable law, the Participant also agrees that the restrictive covenants set forth in Section 7 below are extended during the entirety of the Participant’s continued vesting following a Qualifying Retirement, and that any breach of such covenants will immediately and retroactively result in the forfeiture of the Restricted Stock Units.
(ii)In the event of an Early Retirement on or after the completion of one year of service since the Grant Date, the unvested RSUs with less than twelve months remaining from the vesting date set forth in Annex C to this Agreement will be prorated based on the time the Participant remains actively employed by the Company, the Employer or any subsidiary or affiliate during the entire vesting period. The unvested RSUs with more than twelve months remaining from the vesting date set forth in Annex C to this Agreement shall be forfeited immediately upon such termination date, subject to Section 17 of the Plan. Upon the Participant’s Termination of Service with the Company, the Employer or any subsidiary or affiliate following the Participant’s Early Retirement, the prorated Restricted Stock Units will immediately vest. For purposes of the foregoing, to be an “Early Retirement”, the following criteria must be met at the time of Termination of Service:
•The Participant has a combined age and years of service to the Company and its subsidiary or affiliates equal to 67 years;
•The Participant has reached age 55;
•The Participant has rendered 5 years of service to the Company and its subsidiary or affiliates; and
•The Termination of Service must not be due to “Cause” as defined in the Plan and not due to death, and the Participant may not have experienced a Disability as of the Termination of Service.
If the Company determines after Termination of Service that circumstances that would have constituted Cause exist (or existed), vesting shall immediately cease and all outstanding Awards shall be forfeited. To the maximum extent permitted by applicable law, the Participant also agrees that the restrictive covenants set forth in Section 7 below are extended during the entirety of the Participant’s prorated vesting following an Early Retirement, and that any breach of such covenants will immediately and retroactively result in the forfeiture of the Restricted Stock Units.

5.Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time; provided that, the time or schedule of any amount to be settled pursuant to the terms of this Agreement that provides for the deferral of compensation under Section 409A of the Code, may not be accelerated except as otherwise permitted under Section 409A of the Code and Section 19 of the Agreement. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Committee.
6.Responsibility for Taxes & Withholding. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax, social insurance or social security, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax- Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Participant agrees as a condition of his or her participation in the Plan to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Company, or their respective agents, will withhold Shares to be issued upon vesting/settlement of the Restricted Stock Units, unless the Company, or if different, the employer, at their discretion, permit the obligations to be satisfied with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from the Participant’s wages/salary or other cash compensation paid to the Participant by the Company and/or the Employer; or
(b)withholding from proceeds of the Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).
Notwithstanding the above, if the Participant is a Section 16 officer of the Company under the Exchange Act of 1934, as amended, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

To avoid negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates (but not in excess of the maximum amount permitted for tax withholding under applicable law). If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares attributable to the vested Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
The Participant shall pay to the Company, or if different, the Employer, any amount of Tax-Related Items that the Company, or if different, the Employer, may be required to withhold or account for as a result of the Participant’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
By accepting this grant of Restricted Stock Units, the Participant expressly consents to the methods of withholding Tax-Related Items by the Company, or if different, the Employer as set forth herein, including the withholding of Shares and the withholding from the Participant’s wages/salary or other amounts payable to the Participant. All other Tax-Related Items related to the Restricted Stock Units and any Shares delivered in satisfaction thereof are the Participant’s sole responsibility.
7.Restrictive Covenants.
(a)Definitions.
(i)“Confidential Information” means any proprietary information, whether or not protectable as a trade secret, which provides an advantage to a competitor or which a Party wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organization of the Company, its owners, officers, directors, employees or any associated entity, their suppliers or customers, which shall have come to the Participant’s knowledge during the course of his or her employment with the Company. By way of illustration only and not limitation, information will prima facie be confidential if it relates to the Company and any of its associated entities’ trade secrets, research and developments, information relating to Intellectual Property, software (object or source codes), suppliers and their production and delivery capabilities, customers and details of their particular business and requirements, costings, profit margins, discounts, rebates and other financial information, marketing and selling strategies and tactics, current activities and current and future plans relating to all or any of development or sales including the timing of all or any such matters, the development of new products, or technical design or specifications of the products of the Company or any associated entity.
(ii)“Directly or Indirectly” means whether alone, jointly or as principal or agent, whether in conjunction with or on behalf of any other Person as employee, consultant, director (including a shadow director), partner, shareholder or otherwise.

(iii)“Intellectual Property” means all intellectual and industrial property rights including (without limitation and without prejudice to the generality of the expression) all patents, registered trademarks and designs, copyright (present and future), applications for any of the foregoing, trade and business names, trade secrets, algorithms, formulas, domain names, computer software, source and object codes, unregistered trademarks, goodwill in relation to the foregoing, database rights, sui generis rights, rights in designs (whether registrable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, models and literary, dramatic, musical and artistic works, know how, mask works, topographies, topography rights, (in each case to the fullest extent thereof and for the full period therefor and all related applications (and rights to apply for), extensions and renewals thereof and whether registered or not) and rights of the same or similar effect or nature in any part of the world existing now or in the future created.
(iv)“Intellectual Property Rights” means, in respect of Intellectual Property, the following rights for the full period such rights subsist and all extensions and renewals of such rights in any part of the world:
•copyright;
•design rights (whether or not registered);
•all accrued goodwill in any trade or service name (whether or not registered), trading style or get- up;
•any patents or patent applications;
•any trade or service marks (whether or not registered) including applications for such marks;
•all other industrial or intellectual property rights;
•rights under any license or other agreement granted by or to any other person, firm or company in respect of the use of any of the rights listed above;
•any database rights; or
•any rights in processes.
(v)“Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other entity.
(vi)“Restricted Area” means any area in the world in which the Participant was on the date of termination of the Participant’s employment with the Company actively engaged on behalf of the Company and in respect of which it would be reasonable having regard to such activity for the protection of the business interests of the Company to impose on the Participant the restrictions in relation thereto herein contained.

(b)The Participant agrees that unless duly authorized in writing by the Company, the Participant will neither during Participant’s employment by the Company nor at any time thereafter divulge or use any Confidential Information in connection with any business activity other than that of the Company. Notwithstanding the foregoing, nothing in this Agreement (i) prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower protections of federal law or regulation , or (ii) requires prior authorization by the Company or notification to the Company of any such report.
(c)The Participant has obtained and is likely to obtain in the course of the Participant’s employment Confidential Information related to the Company’s business. To safeguard same and the goodwill of the Company, the Participant hereby agrees that during the Participant’s employment hereunder and for a period of twelve (12) months from the date of Termination of Service, the Participant shall not either Directly or Indirectly without the prior written consent of the Company either on the Participant’s behalf or in conjunction with or on behalf of any person, firm or company:
•solicit or entice or, endeavour to solicit or entice away from the Company, or employ, or engage any Person who is or was a senior employee or director of the Company at any time during the twelve (12)-month period immediately preceding the date on which the Participant’s employment with the Company terminated and with whom during the course of business the Participant had regular personal dealings during such period;
•canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any Person who at any time during the six (6) months immediately preceding the date of Termination of Service is or was in negotiation for the supply of goods or services to the Company; a client or customer of the Company; or in the habit of dealing with the Company where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company and with whom the Participant dealt or had contact with that Person acting in the course of the Participant’s duties during the twelve (12) months immediately preceding the date of Termination of Service with the Company; or
•within the Restricted Area, work for or be engaged by, or concerned or interested in (except as the holder or beneficial owner for investment purposes of not more than 5% in nominal value of any class of securities listed or dealt with on any recognized stock exchange or automated quotation system), any business which in any way competes with the business of the Company. The period for which this particular restriction shall apply shall be reduced by one working day for every working day during which, at the Company’s discretion, the Participant is excluded from the Company’s premises and/or have ceased performing or exercising some of the duties, powers, authorities, and discretions dedicated to the Participant (i.e., placed on garden leave). In addition to the foregoing, and not as a limitation, employment by or rendering services to any of the following entities, or their Affiliates, will be deemed to be competitive: Datwyler Holding AG, Aptar-Stelmi Group, Gerresheimer, Schott, Becton Dickinson, Stevenato Group (Ompi), Ypsomed, Sensile Medical, SHL, Nemera, Enable Injections, Sonceboz and Eitan Medical.
(d)The Participant hereby acknowledges and agrees that each clause in this restrictive covenant, and every part thereof, are entirely separate and independent (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable, and enforceable accordingly and that the duration, extent and application of each such clause, and every part thereof, is no greater than is reasonable and necessary for protection of the legitimate interests of the Company and that if any such clause, or any part thereof, shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said clause, or part thereof, shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such clause, or part thereof, shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply. For avoidance of doubt, Section 7(c) of the Agreement shall not apply to Participants who are employed at a California location.
(e)The Participant shall, at the request and expense of the Company, enter into a direct agreement or undertaking with any associated entity to which the Participant provides services whereby the Participant will accept restrictions corresponding to the restrictions in this clause (or such of them as may be appropriate in the circumstances) as the Company may reasonably require in the circumstances.
(f)The Participant agrees that a breach of the covenants contained in this Agreement will cause the Company and its Affiliates immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. The Participant also agrees that the Company may contact any Person with or for whom the Participant works after the Participant’s employment by the Company ends and may send that Person a copy of this Agreement.
(g)The Company’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be waiver of such provision or any other provision thereof.

8.Clawback. Notwithstanding any provision to the contrary, any “clawback” or “recoupment” required under applicable law or provided for under the Company’s Incentive-Based Compensation Recovery Policy for Executive Officers or Non-Officers, as applicable, and as amended from time to time, or any other clawback policy that may be in effect from time to time (collectively, the “Policies”), shall automatically apply to this Award. The Participant’s acceptance of the Award is expressly conditioned on the Participant’s agreement to be subject to the Policies, including any provisions that allow the Company to deduct any proceeds from other sources of income payable to the Participant. This Award would not be made if the Participant did not agree to be subject to the Policies.
9.Transferability. The Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Units in any manner until the Shares are issued to the Participant upon settlement. Following settlement and issuance of Shares, in the event the Company permits the Participant to arrange for sale of Shares through a broker or another designated agent of the Company, the Participant acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Participant, in each case if the Participant is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Participant to sell or transfer Shares is restricted, then the Company may notify the Participant in accordance with the terms of the Agreement. The Participant may only sell such Shares in compliance with such notification by the Company.
10.Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units vest and the corresponding Shares are issued. After such issuance, the Participant shall have the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any.
11.Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Units or other awards, if any, will be at the sole discretion of the Administrator;
(d)the Participant is voluntarily participating in the Plan;
(e)the Restricted Stock Units are granted as an incentive for future services and in no event should be considered as compensation for, or relating in any way to, past services for the Company or Employer;

(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments unless specifically provided in the applicable plan documentation;
(h)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)the value of the Shares acquired upon settlement of the Restricted Stock Units may increase or decrease in value;
(j)unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any subsidiary or affiliate;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Participant’s employment or service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing services or the terms of the Participant’s employment or other service agreement, if any); and
(l)neither the Company nor any subsidiary or affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
13.No Right to Continued Employment. Neither the Company, the Employer nor any other subsidiary or affiliate is obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment or service with the Company or the Employer, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company, the Employer or any subsidiary or affiliate, as applicable, to terminate the Participant’s employment or service with the Company or the Employer at any time.
14.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

15.Data Privacy Consent.
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units granted under the Plan or any other entitlement to shares of Stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Participant’s consent.
(b)Stock Plan Administration and Service Provider. The Company will transfer Data to Fidelity Stock Plan Services and certain of its affiliates, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan (the “Service Provider”). The Participant may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Service Provider is the Participant’s consent.
(c)International Data Transfers. The Company and the Service Provider are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is the Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data may be retained until after the Participant’s employment or service ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a voluntary basis. The Participant understands that the Participant may request to stop the transfer and processing of the Data for purposes of the Participant’s participation in the Plan and that the Participant’s employment or service will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that the Data will still be processed in relation to the Participant’s employment or service for record-keeping purposes.

(f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact the Participant’s local human resources representative.
16.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business to the attention of the Corporate Secretary and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
17.Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Pennsylvania. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts of the Commonwealth of Pennsylvania located in Chester County Pennsylvania or the Eastern District of Pennsylvania.
18.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to permit the vesting of the Restricted Stock Units and/or deliver any Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares subject to this Restricted Stock Unit. Further, the Participant agrees that the Company shall have unilateral authority to amend this Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares subject to the Restricted Stock Units.

19.Section 409A of the Code for U.S. Taxpayers. This Award is intended to be exempt from or compliant with Code Section 409A and shall be administered and interpreted accordingly. In this regard, to the extent necessary to comply with Code Section 409A, and notwithstanding anything else in this Agreement to the contrary, (i) any reference to “termination of employment,” “Termination of Service,” or similar terms will mean the Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) (a “Separation”) and (ii) any reference to “Disability” will mean a Disability within the meaning of Code Section 409A(a)(2)(c). In addition, if any portion of this Award is payable upon a Separation and the Participant is a “specified employee” of the Company or any subsidiary or affiliate thereof within the meaning of Code Section 409A(a)(2)(B)(i) on the day of the Separation, then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Separation, or (ii) the Participant’s death, but only to the extent such delay is necessary so that this Award is not subject to additional tax or interest under Code Section 409A. Each amount to be paid under this Agreement is intended to constitute a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, the Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and the Participant understands and agrees that the Participant shall be solely responsible for the payment of any amounts incurred by the Participant on account of non-compliance with Code Section 409A.
20.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.
21.Language. The Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Appendices. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any additional terms and conditions for the Participant’s country set forth in the Appendix A attached hereto. Moreover, if the Participant relocates to one of the countries included in the Appendix A, the additional terms and conditions for such country, if any, will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A, Appendix B and Appendix C constitute part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on the Shares acquired upon the vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.
25.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
26.Insider Trading Restrictions/Market Abuse Laws. The Participant is subject to the Company’s Security Trading Policy (CP-046), as in effect from time-to-time, and such other rules, procedures and guidelines established thereunder. Additionally, the Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to acquire, sell or attempt to sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction or the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
27.Foreign Asset/Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to speak to his or her personal advisor on this matter.
28.Plan Document Acknowledgment. By accepting the grant of the Restricted Stock Units, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including Appendix A, Appendix B and Appendix C, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including Appendix A, Appendix B and Appendix C.

Signed for and on behalf of the Company:

Annette Favorite
Sr VP & Chief HR Officer
ACCEPTED:
#ParticipantName# #Signature# #AcceptanceDate#

APPENDIX A
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS
Terms and Conditions
This Appendix A includes additional (or, if so indicated, different) terms and conditions that govern the Restricted Stock Units granted to the Participant if the Participant is in one of the countries listed herein.
If the Participant is a citizen or resident of a country (or if the Participant is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency to another country after being granted the Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.
Capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan or the Restricted Stock Unit Agreement, as applicable.
Notifications
This Appendix A also includes information regarding certain issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on securities, exchange control and other laws in effect in the respective countries as of June 2025. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information in this Appendix A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s individual situation.
Finally, if the Participant is a citizen or resident of a country (or if the Participant is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency to another country after being granted the Restricted Stock Units, the information contained herein may not be applicable in the same manner.
COUNTRIES COVERED BY THIS APPENDIX A:
[List countries and country-specific provisions]
A-1

APPENDIX B
Data Privacy Notice
B-1

APPENDIX C
[Insert Vesting Schedule]

C-1